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                                                                   Exhibit 10.23

                                LICENSE AGREEMENT

This License Agreement ("Agreement"), is effective as of the 29th day of October, 2003 ("Effective Date"), and is entered into by and between Dwango North America, Inc. ("DNA"), a Texas corporation with its principal place of business at 5847 San Felipe St., Suite 3220, Houston, Texas 77057-3000 and Enorbus Technologies ("Enorbus") a Chinese company with a principal place of business at B1606 Hanwei Plaza, No. 7, Guanghua Road, Chaoyang District, Beijing, 100004, China.

                                   WITNESSETH:

     WHEREAS, DNA owns the rights to certain wireless games ("DNA Wireless Games") and DNA does not currently commercially exploit the DNA Wireless Games within the Peoples Republic of China ("China");

     WHEREAS, Enorbus owns the rights to certain wireless games ("Enorbus Wireless Games") and Enorbus does not currently commercially exploit the Enorbus Wireless Games within the United States, Canada and Mexico (collectively "North America");

     WHEREAS, DNA desires the opportunity to commercially exploit certain Enorbus Wireless Games within North America and share the revenue generated from such commercial exploitation with Enorbus;

     WHEREAS, Enorbus desires the opportunity to commercially exploit certain DNA Wireless Games within China and share the revenue generated from such commercial exploitation with DNA; and

     WHEREAS, DNA and Enorbus (collectively the "Parties" and each a "Party") wish to enter into an agreement whereby DNA will be permitted to commercially exploit certain Enorbus Games within North America and Enorbus will be permitted to commercially exploit the DNA Games within China;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, DNA and Enorbus hereby agree as follows:

1. Definitions. As used in this Agreement, the Parties hereto agree the words set forth below shall have the meanings thereby specified:

     a. "Confidential Material" shall mean corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patents, trademark and trade name applications, and any litigation or negotiations; marketing information, including sales or product plans, strategies, tactics, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors, and holdings; operational and scientific information, and documentation for all such software, drawings and designs; and personnel information, including personnel lists, resumes, personnel data, and performance evaluation, as known and disclosed by one Party to another Party. Confidential Material specifically includes all orally disclosed confidential information, if such information is identified as proprietary, confidential, or private upon disclosure or is confirmed in writing to have been confidential within thirty (30) days of the oral disclosure.

     b. "Intellectual Property Rights" shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and thereupon perform the

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          copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications), patent rights, including registration and application, trade names, mask work rights, trade secrets, moral rights, author's rights, algorithms, rights in packaging, goodwill and other intellectual property rights, and all divisions, continuations, reissues, renewals and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivative works of any copyrighted work.

     c. "DNA Wireless Game(s)" shall mean the wireless games owned by or licensed to DNA and either listed in Exhibit A of the Agreement or identified in a written amendment to the Agreement executed by the Parties, which amendment shall specifically provides that such additional DNA Wireless Game is being added to the scope of the Agreement ("Amendment"). DNA Wireless Games shall include any modifications, additions, enhancements and upgrades to the DNA Wireless Games. Title to and all ownership rights of, in and to the DNA Wireless Games, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of DNA, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

     d. "DNA Trademarks" shall mean shall mean DWANGO(R), and all other product names, logos, tradenames and trademarks owned or used by DNA (for purposes of this definition only, the term DNA shall include Dwango North America, Inc., Dwango North America, Corp., and any subsidiary, division or other entity owned and/or controlled by Dwango North America, Inc., and/or Dwango North America, Corp.). Title to and all ownership rights of, in and to the DNA Trademarks are and will remain the property of DNA, which shall have the exclusive right to protect the same.

     e. "Enorbus Wireless Game(s)" shall mean the wireless games owned by or licensed to Enorbus and either listed in Exhibit B of the Agreement or identified in an Amendment. Enorbus Wireless Games shall include any modifications, additions, enhancements and upgrades to the Enorbus Wireless Games. Title to and all ownership rights of, in and to the Enorbus Wireless Games, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of Enorbus, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

     f. "Net Revenue" shall mean all revenue, fees, proceeds and/or income of whatever type or character that either: (1) DNA may collect or receive from or as a direct result of the Enorbus Wireless Games within North America, less all payments made by DNA to third parties (including wireless carriers and licensors, but excluding any income tax or other similar payments to any governmental authority) which are due to or result directly from the collection of such revenue; or (2) Enorbus may collect or receive from or as a direct result of the DNA Wireless Games within China, less all payments made by Enorbus to third parties (including wireless carriers and licensors, but excluding any income tax or other similar payments to any governmental authority) which are due to or result directly from the collection of such revenue.

2.   License Grant.

     a.   License to DNA Wireless Games.

          i. Grant of License to DNA Wireless Games. DNA hereby grants to Enorbus and Enorbus hereby accepts a non-assignable (except as specifically provided herein),

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               non-exclusive, right and license solely within China for the term of the Agreement to: (i) to port the DNA Wireless Games for use by end user subscribers ("End Users") within China and offer the DNA Wireless Games to wireless carriers within China; and (ii) to distribute to End Users within China an unlimited number of copies of such DNA Wireless Games in object code form only. Enorbus shall bear the costs of porting and publishing the DNA Wireless Games. Enorbus shall have no right to use or reproduce any DNA Trademarks.

               With respect to each DNA Wireless Game licensed herein, the foregoing license shall commence on the date the DNA Wireless Game is added to Exhibit A or any Amendment and will terminate on the earlier of (a) the date the DNA Wireless Game is no longer offered to End Users, or (b) the date of termination of this Agreement. Any such termination shall not terminate an End User's right to continue to use the DNA Wireless Games downloaded by the End User prior to such termination.

          ii. License Restrictions on DNA Wireless Games. Except to the extent permitted by this Agreement or after receiving subsequent written consent by DNA, Enorbus agrees (i) it will not otherwise distribute DNA Wireless Games; (ii) it will not reverse assemble, decompile or reverse engineer any DNA Wireless Games, and (iii) it will not remove, efface or obscure any copyright notices or other proprietary notices or legends included in any DNA Wireless Games.

     b.   License to Enorbus Wireless Games.

          i. Grant of License to Enorbus Wireless Games. Enorbus hereby grants to DNA and DNA hereby accepts a non-assignable (except as specifically provided herein), non-exclusive, right and license solely within North America for the term of the Agreement to: (i) to port the Enorbus Wireless Games for use by End Users within North America and offer the Enorbus Wireless Games to wireless carriers within North America; and (ii) to distribute to End Users within North America an unlimited number of copies of such Enorbus Wireless Games in object code form only. DNA shall bear the costs arising from the porting and publishing of the Enorbus Wireless Games.

               With respect to each Enorbus Wireless Game licensed herein, the foregoing license shall commence on the date the Enorbus Wireless Game is added to Exhibit B or any Amendment and will terminate on the earlier of (a) the date the Enorbus Wireless Game is no longer offered to End Users, or (b) the date of termination of this Agreement. Any such termination shall not terminate an End User's right to continue to use the Enorbus Wireless Games downloaded by the End User prior to such termination.

          ii. License Restrictions on Enorbus Wireless Games. Except to the extent permitted by this Agreement or after receiving written consent by Enorbus, DNA agrees (i) it will not otherwise distribute Enorbus Wireless Games; (ii) it will not reverse assemble, decompile or reverse engineer any Enorbus Wireless Games, and (iii) it will not remove, efface or obscure any copyright notices or other proprietary notices or legends included in any Enorbus Wireless Games.

3.   Ownership.

     a. Ownership of DNA Wireless Games. Enorbus hereby acknowledges that DNA owns all right, title and interest in and to all content, products, services, specifications, documentation,

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          software and other materials supplied by DNA, including, without limitation, all DNA Wireless Games and any improvements and modifications thereto, including all Intellectual Property Rights therein.

          For each DNA Wireless Game that Enorbus ports for use by a wireless device in China, Enorbus shall provide DNA the source code for each DNA Wireless Game and each such wireless device ("Enorbus Ported SKU"). In the event that DNA desires to commercially exploit an Enorbus Ported SKU outside North America, the Parties shall determine the appropriate compensation Enorbus shall receive for DNA's use of such Enorbus Ported SKU. However, nothing herein shall limit DNA's right to port (either internally or by means of a third party) any DNA Wireless Game for use by any wireless device, regardless of whether Enorbus has previously created an Enorbus Ported SKU for such wireless device ("Independently Ported SKU"). The Party producing an Independently Ported SKU shall not owe the other Party any royalty or other payment for the development or use of any Independently Ported SKU.

          Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted Enorbus hereunder, conveys to Enorbus, and Enorbus shall not have or acquire, and shall not purport to have or acquire, any Intellectual Property Right or any other right or title to, or interest in any DNA Wireless Games or any part or aspect thereof (or any derivative work). Enorbus agrees that it shall not at any time assert or claim any interest in, or do anything that may adversely affect the validity or enforceability of, any Intellectual Property Right in the DNA Wireless Games owned by or licensed to DNA. Enorbus shall immediately return all copies of the DNA Wireless Games to DNA upon DNA's request at any time, but in any event promptly upon termination of this Agreement.

     b. Ownership of Enorbus Wireless Games. DNA hereby acknowledges that Enorbus owns all right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied by Enorbus, including, without limitation, all Enorbus Wireless Games and any improvements and modifications thereto, including all Intellectual Property Rights therein.

          For each Enorbus Wireless Game that DNA ports for use by a wireless device in North America, DNA shall provide Enorbus the source code for each Enorbus Wireless Game and each such wireless device ("DNA Ported SKU"). In the event that Enorbus desires to commercially exploit a DNA Ported SKU outside China, the Parties shall determine the appropriate compensation DNA shall receive for Enorbus' use of such DNA Ported SKU. However, nothing herein shall limit Enorbus' right to port (either internally or by means of a third party) any Enorbus Wireless Game for use by any wireless device, regardless of whether DNA has previously created a DNA Ported SKU for such wireless device ("Independently Ported SKU"). The Party producing an Independently Ported SKU shall not owe the other Party any royalty or other payment for the development or use of any Independently Ported SKU.

          Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted DNA hereunder, conveys to DNA, and DNA shall not have or acquire, and shall not purport to have or acquire, any Intellectual Property Right or any other right or title to, or interest in any Enorbus Wireless Games or any part or aspect thereof (or any derivative work). DNA agrees that it shall not at any time assert or claim any interest in, or do anything that may adversely affect the validity or enforceability of, any Intellectual Property Right in the Enorbus Wireless Games owned by or licensed to Enorbus. DNA shall

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          immediately return all copies of the Enorbus Wireless Games to Enorbus upon Enorbus' request at any time, but in any event promptly upon termination of this Agreement.

4.   Division of Revenue.

     a.   Royalty.

          i.   Royalty for DNA Wireless Games.

               In consideration for the license of the DNA Wireless Games, Enorbus shall pay DNA a royalty equal to (*) of Net Revenue received by Enorbus from the DNA Wireless Games ("DNA Royalty").

               Determination and distribution of the DNA Royalty shall be made within Thirty (30) days subsequent to the end of each calendar quarter, based on the aggregate amount of Net Revenue collected during such calendar quarter.

          ii.  Royalty for Enorbus Wireless Games.

               In consideration for the license of the Enorbus Wireless Games, DNA shall pay Enorbus a royalty equal to (*) of Net Revenue received by DNA from the Enorbus Wireless Games ("Enorbus Royalty").

               Determination and distribution of the Enorbus Royalty shall be made within Thirty (30) days subsequent to the end of each calendar quarter, based on the aggregate amount of Net Revenue collected during such calendar quarter.

     b. Royalty Reports. Each Party shall maintain complete and accurate records regarding the Net Revenue during the entire term of this Agreement and for not less than two (2) years following the termination or expiration of this Agreement. Each Party shall be responsible for preparation and delivery of a Net Revenue report, which shall be due within thirty (30) days subsequent to the end of each calendar quarter. Such report shall provide all information reasonably necessary for computation and confirmation of the Net Revenue, if any, for such quarterly period. The Parties agree that any audits performed with regard to the books and records relating to Net Revenue reports shall be performed by a mutually acceptable independent accounting firm or certified public accountant.

     c. Audits. In connection with the obligations undertaken by the Parties hereunder to prepare and deliver the Net Revenue reports and to preserve the records related thereto, an accountant mutually agreed upon by the Parties may inspect the records on which such reports are based no more than once per calendar year. Upon written request the Parties shall send the records upon which the Net Revenue reports are based to the agreed upon accountant within 10 days after receiving such request. If, upon performing such audit, it is determined that a Party prepared such report incorrectly resulting in underpayment of the royalty payments, such Party shall pay the other Party the amount of the underpayment within five (5) business days from the completion of the audit. If such underpayment exceeds five percent (10%) of the royalty payments due in the period being audited, the audited Party will bear all reasonable expenses and costs of such audit. If, upon performing such audit, it is determined that the Party prepared such report incorrectly resulting in overpayment of the royalty payments, the other Party shall reimburse the audited Party the amount of the overpayment within five (5) business days from the completion of the audit.

          * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.   Other Enorbus and DNA Content. The Parties hereby recognize that each Party provides and/or intends to provide various types of content for use on wireless devices. The licenses granted and royalty payments provided herein are intended to apply to DNA Wireless Games and Enorbus Wireless Games, and are not intended to apply to the various other types of content the Parties provide and/or intend to provide for use on wireless devices. In the event that the Parties subsequently agree to license such other content for wireless devices, the Parties shall enter into a separate written agreement concerning the terms and conditions of any such license.

6. Term and Termination. The term of this Agreement and the Licenses granted herein shall begin on the Effective Date and shall expire on a date two (2) calendar years from the Effective Date unless terminated earlier pursuant to this section of the Agreement.

     Either Party hereto may terminate this Agreement by giving thirty (30) days written notice to the other Party of any material default by such party under this Agreement. This Agreement shall terminate on the thirtieth
     (30th) day following receipt by the defaulting Party of the described notice, unless the defaulting Party cures any such default within the above proscribed thirty (30) day period.

7. Confidentiality Agreement. Each of the Parties hereby acknowledges that all Confidential Material of the other Parties constitutes trade secrets of the other Parties and must be kept confidential. Each Party acknowledges the unique and proprietary nature of the Confidential Material of the other Parties. Each Party hereby agrees and acknowledges that it makes no present claim, nor will it make any future claim whatsoever, to the other Parties' Confidential Material. In addition, the Parties agree that no Party shall disclose the Confidential Material, or any part thereof, to any person or entity without the prior written consent of the other Parties; and each Party shall treat the Confidential Material as confidential and proprietary information of the other Parties and the Confidential Material of the other as valuable business and property rights. Notwithstanding anything to the contrary herein, the representations and obligations of the Parties contained within this paragraph 7 shall survive any termination or expiration of this Agreement.

     The obligations of this paragraph 7 shall not apply to any Confidential Material which (a) is or becomes available to the public through no breach of this Agreement; (b) is independently developed by a Party without the use of Confidential Material of the other Parties; (c) is approved for release by written authorization of the disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (d) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (e) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order; provided, however, that the Party receiving the Confidential Material shall first notify the disclosing Party hereto of the order and permit the disclosing Party to seek an appropriate protective order.

8.   Proprietary Rights Warranty and Indemnification.

     a. Warranty - Each Party represents and warrants that it is the owner of the Intellectual Property Rights licensed herein and/or that it has the authority to make the transfers and grant the licenses granted hereunder, and that there is no claim, litigation or proceeding pending or threatened with respect to those rights or any component thereof.

     b. Indemnification - Each Party hereby agrees to, and shall, indemnify, defend and hold harmless the other Party and its directors, officers, agents and employees from and against any and all suits, actions, damages, costs, losses, expenses (including attorneys' fees) and other

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          liabilities arising from or in connection with a breach of the warranty set forth in Section 8 (a). Each Party shall promptly notify the other Party of any such claim.

9. General Warranties. The Parties hereby warrant and represent that they have full legal rights and authority to enter into this Agreement and to perform their obligations hereunder, and that by entering into this Agreement or performing their obligations hereunder, they are not in default or breach of any contract or agreement with any third party and they are not violating or infringing upon the rights of any third party. The Parties represent and warrant that they are not prohibited nor in any manner otherwise restricted, by any law, regulation or administrative or judicial order of the United States from entering into this Agreement or carrying out its provisions or the transactions contemplated thereby.

10. DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR.

11. Choice of Law and Venue. This Agreement shall be governed, construed and enforced in accordance with the laws of the state of Texas (without regard to its principles of choice of law), and applicable federal law. Venue for any action concerning this Agreement shall be in Harris County, Texas.

12. Severability. Each and every clause of this Agreement is severable from the whole and shall survive unless the entire Agreement is declared unenforceable.

13. Delivery of Notices and Payments. Unless otherwise directed in writing by the parties, all notices given hereunder shall be sent via DHL or another equivalent express delivery service to the addresses set forth on the first page of this Agreement. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the day after the date sent via facsimile or two days after the date sent via DHL or other equivalent express delivery service.

14. Entire Agreement. This Agreement constitutes the entire understanding between the Parties regarding the subject matter hereof. No modification or change in this Agreement shall be valid or binding upon the Parties unless in writing, executed by the parties to be bound thereby.

15. Assignability. No rights or interest arising under this Agreement may be transferred or assigned by any Party without the prior written consent of the other Parties, provided that any Party may assign this Agreement in whole or part without consent to any entity controlling, controlled by or under common control with such Party, or to any entity that acquires such Party by purchase of stock or by merger or otherwise, or by obtaining substantially all of the assets of such Party's applicable business unit.

16. Not a Partnership. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the Parties hereto, or an employee-employer relationship. No Party shall have any right to obligate or bind any other Party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

17. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and each of which alone and all of which together, shall constitute one

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     and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the Party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile, and it is the intent of the parties for the facsimile of any autograph printed by a receiving facsimile machine to be an original signature and for the facsimile and any complete photocopy of the Agreement to be deemed an original counterpart.

18. Attorney's Fees. The prevailing Party in any legal proceedings to enforce this Agreement or to recover damages because of an alleged breach thereof shall be entitled to recover its reasonable attorneys' fees and costs.

19. Captions. All captions in this Agreement are intended solely for the convenience of the Parties, and none shall affect the meaning or construction of any provision.

20. Survival of Agreement. Upon termination or expiration of this Agreement for any reason, the following provisions of this Agreement shall survive:
     Sections 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and
     20.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

DWANGO NORTH AMERICA, INC.                ENORBUS TECHNOLOGIES


By:  /s/ Robert E. Huntley                By:     /s/  Nurbert Chang
     ---------------------------------         ---------------------------------
     Robert E. Huntley, CEO               Name:   NURBERT CHANG
     5847 San Felipe St., Suite 3220            --------------------------------
     Houston, TX 77057-3000               Title:  CEO
                                                --------------------------------

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